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                     July 27, 2022

       Ronald South
       Senior Vice President and Chief Financial Officer
       Henry Schein, Inc.
       135 Duryea Road
       Melville, NY 11747

                                                        Re: Henry Schein, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 25, 2021
                                                            Filed February 15,
2022
                                                            File No. 000-27078

       Dear Mr. South:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services